ARC Document Solutions Reports Results for Third Quarter 2014
WALNUT CREEK, CA -- (November 6, 2014) - ARC Document Solutions, Inc. (NYSE: ARC), the nation's leading document solutions provider for the architecture, engineering, and construction (AEC) industry, today reported its financial results for the third quarter ended September 30, 2014.
Quarterly Business Highlights:

•	Q3 Adjusted earnings per share of $0.06 vs. $0.02 in Q3 2013

•	Q3 Gross margin of 33.9%; year-over-year increase of 140 basis points

•	Q3 cash flow from operations was $15.3 million and included cash payments for trade secret litigation and quarterly interest payments on senior debt

•
Revises 2014 fully-diluted annual adjusted earnings per share outlook from $0.19 to $0.23 to be in the range of $0.24 to $0.27, narrows the outlook for 2014 annual cash provided by operating activities from $51 million to $56 million to be in the range of $52 to $54 million, and revises the outlook for annual adjusted EBITDA from $69 million to $73 million to be in the range of $71 million to $74 million

Financial Highlights:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(All dollar amounts in millions, except EPS)	2014	2013	2014	2013
Net Revenue	$106.8	$101.3	$316.2	$305.9
Gross Margin	33.9%	32.5%	34.6%	33.0%
Net income (loss) attributable to ARC	$3.7	$(0.5)	$9.6	$0.7
Adjusted Net Income attributable to ARC	$2.9	$0.8	$9.2	$3.0
Earnings (loss) per share - Diluted	$0.08	$(0.01)	$0.20	$0.01
Adjusted earnings per share - Diluted	$0.06	$0.02	$0.20	$0.07
Adjusted EBITDA	$18.3	$16.6	$55.2	$50.8
Cash provided by operating activities	$15.3	$20.0	$37.0	$40.0
Capital Expenditures	$3.4	$4.8	$10.0	$14.9
Debt & Capital Leases (including current)			$205.6	$213.4
Management Commentary
“It was an excellent quarter and our performance clearly highlighted the difference between the document solutions provider we are today, the reprographics company we were prior to the recession, and the role we’ll play in the future distributing documents and information from the cloud with secure mobile access. Our customers are asking us to find new ways to meet their needs, work with them in the cloud, and create new solutions for them to interact with the massive amounts of information they generate,” said K. “Suri” Suriyakumar, Chairman, President and CEO of ARC Document Solutions. “It’s a different ballgame.”

“We achieved double digit growth in managed print services and color, we saw more growth in archiving and information management and our construction document hyperlinking services, and there was great interest and new placements around the country for our PlanWell SmartScreens,” Mr. Suriyakumar continued. “Our robust margin expansion led to strong earnings performance, and strong cash generation provided the means to aggressively reduce our senior debt in the same fashion we established in the first two quarters of the year, improving both our capital structure and our debt ratios.”

The Company also announced that it has entered into a commitment letter with Wells Fargo Bank to refinance the Company’s existing line of credit and its current “Term B” loan facility with a new secured credit facility containing “tranche A” revolving loans and “Term A” loans expected to be syndicated primarily to commercial banking institutions active in the “pro rata” bank market. The closing of the new loan facility is subject to the satisfaction of various conditions, including the receipt of commitments from the proposed lenders and the negotiation of definitive documentation. The Company expects the interest rate of the new five-year Term A facility to be at or near LIBOR plus 250 basis points. The Company expects to close the new loan facility before the end of the fourth quarter.

2014 Third Quarter Supplemental Information:
Net sales were $106.8 million, a 5.5% increase compared to the third quarter of 2013.

Days sales outstanding in Q3 2014 were 54, compared to 52 days in Q3 2013.

AEC customers comprised approximately 77% of our total net sales, while non-AEC customers made up approximately 23% of our total net sales.

Total number of Onsite Services contracts at the end of the third quarter was approximately 8,330, an increase of nearly 630 contracts from the beginning of the year.

Adjusted EBITDA is EBITDA net of the impact of loss on extinguishment of debt, trade secret litigation costs, stock-based compensation expense, and restructuring expense.

Sales from Services and Product Lines as a Percentage of Net Sales
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Services and Product Line	2014	2013	2014	2013
Onsite Services	32.7%	30.6%	31.8%	29.6%
Traditional Reprographics	26.4%	28.5%	27.4%	29.1%
Color Services	21.4%	20.4%	21.2%	20.7%
Digital Services	7.9%	8.2%	8.0%	8.3%
Equipment and Supplies Sales	11.6%	12.3%	11.6%	12.3%
Outlook:
ARC Document Solutions has revised its outlook upward for annual adjusted earnings per share in 2014 from $0.19 to $0.23 to be in the range of $0.24 to $0.27 on a fully diluted basis. The outlook for annual cash flow from operations has been narrowed from $51 million to $56 million to be in the range of $52 million to $54 million. The outlook for annual adjusted EBITDA has been revised upward from $69 million to $73 million to be in the range of $71 million to $74 million.
Teleconference and Webcast:
ARC Document Solutions will host a conference call and audio webcast today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time) to discuss results for the Company's third quarter of 2014. To access the live audio call, dial 888-461-2024. International callers may join the conference by dialing 719-325-2144. The conference ID number is 1208767. A live webcast will also be made available on the investor relations page of ARC Document Solutions’ website at www.e-arc.com.

A replay of the call will be available for five days after the call's conclusion. To access the replay, dial 888-203-1112. International callers may access the replay by dialing 719-457-0820. The conference ID number is 1208767. The webcast will also be made available at www.e-arc.com for approximately 90 days following the call's conclusion.

About ARC Document Solutions (NYSE: ARC)
ARC Document Solutions is a leading document solutions company serving businesses of all types, with an emphasis on the non-residential segment of the architecture, engineering and construction industries. The Company helps more than 90,000 customers reduce costs and increase efficiency in the use of their documents, improve document access and control, and offers a wide variety of ways to print, produce, and store documents. ARC provides its solutions onsite in more than 8,000 of its customers' offices, offsite in service centers around the world, and digitally in the form of proprietary software and web applications. For more information please visit www.e-arc.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words such as "expect," "confident,"

“assume,” "intent," and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled "Risk Factors" in Item 1A in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	September 30,	December 31,
Current assets:	2014	2013
Cash and cash equivalents	$24,835	$27,362
Accounts receivable, net of allowances for accounts receivable of $2,507 and $2,517	64,056	56,328
Inventories, net	16,167	14,047
Deferred income taxes	347	356
Prepaid expenses	5,208	4,324
Other current assets	3,466	4,013
Total current assets	114,079	106,430
Property and equipment, net of accumulated depreciation of $215,606 and $206,636	59,515	56,181
Goodwill	212,608	212,608
Other intangible assets, net	24,682	27,856
Deferred financing fees, net	2,575	3,242
Deferred income taxes	976	1,186
Other assets	2,356	2,419
Total assets	$416,791	$409,922
Current liabilities:
Accounts payable	$25,427	$23,363
Accrued payroll and payroll-related expenses	14,733	11,497
Accrued expenses	23,369	21,365
Current portion of long-term debt and capital leases	11,394	21,500
Total current liabilities	74,923	77,725
Long-term debt and capital leases	194,238	198,228
Deferred income taxes	33,110	31,667
Other long-term liabilities	3,059	3,163
Total liabilities	305,330	310,783
Commitments and contingencies
Stockholders’ equity:
ARC Document Solutions, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 46,790 and 46,365 shares issued and 46,721 and 46,320 shares outstanding	46	46
Additional paid-in capital	109,690	105,806
Retained deficit	(5,026)	(14,628)
Accumulated other comprehensive income	229	634
	104,939	91,858
Less cost of common stock in treasury, 69 and 45 shares	319	168
Total ARC Document Solutions, Inc. stockholders’ equity	104,620	91,690
Noncontrolling interest	6,841	7,449
Total equity	111,461	99,139
Total liabilities and equity	$416,791	$409,922

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Service sales	$94,426	$88,830	$279,555	$268,258
Equipment and supplies sales	12,381	12,422	36,607	37,652
Total net sales	106,807	101,252	316,162	305,910
Cost of sales	70,584	68,372	206,798	205,040
Gross profit	36,223	32,880	109,364	100,870
Selling, general and administrative expenses	26,331	24,019	80,720	72,683
Amortization of intangible assets	1,497	1,610	4,498	5,056
Restructuring expense	11	657	765	1,765
Income from operations	8,384	6,594	23,381	21,366
Other income	(22)	(25)	(71)	(86)
Loss on extinguishment of debt	347	262	347	262
Interest expense, net	3,780	5,895	11,637	18,012
Income before income tax provision	4,279	462	11,468	3,178
Income tax provision	659	790	1,930	1,946
Net income (loss)	3,620	(328)	9,538	1,232
Loss (income) attributable to noncontrolling interest	41	(122)	64	(545)
Net income (loss) attributable to ARC Document Solutions, Inc. shareholders	$3,661	$(450)	$9,602	$687
Earnings (loss) per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.08	$(0.01)	$0.21	$0.01
Diluted	$0.08	$(0.01)	$0.20	$0.01
Weighted average common shares outstanding:
Basic	46,338	45,976	46,195	45,880
Diluted	47,015	45,976	46,856	45,947

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBIT, EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Cash flows provided by operating activities (1)	$15,311	$20,019	$37,049	$40,010
Changes in operating assets and liabilities, net of effect of business acquisitions	(1,174)	(9,575)	3,985	(7,017)
Non-cash expenses, including depreciation, amortization and restructuring	(10,517)	(10,772)	(31,496)	(31,761)
Income tax provision	659	790	1,930	1,946
Interest expense, net	3,780	5,895	11,637	18,012
Loss (income) attributable to the noncontrolling interest	41	(122)	64	(545)
EBIT	8,100	6,235	23,169	20,645
Depreciation and amortization	8,536	8,669	25,561	26,090
EBITDA	16,636	14,904	48,730	46,735
Loss on extinguishment of debt	347	262	347	262
Trade secret litigation costs(2)	306	—	2,787	—
Restructuring expense	11	657	765	1,765
Stock-based compensation	956	728	2,618	2,049
Adjusted EBITDA	$18,256	$16,551	$55,247	$50,811

(1)
Cash flows provided by operating activities for the three and nine months ended September 30, 2013 includes cash payments related to restructuring of $0.7 million and $3.3 million, respectively. Cash flows provided by operating activities for the nine months ended September 30, 2013 includes an income tax refund of $3.8 million received in 2013 related to our 2009 consolidated federal income tax return. Cash flows provided by operating activities for the three and nine months ended September 30, 2014 includes cash payments for trade secret litigation costs of $1.1 million and $2.6 million, respectively, and cash payments related to restructuring of $0.6 million and $1.2 million, respectively.

(2)
On February 1, 2013, we filed a civil complaint against a competitor and a former employee in the Superior Court of California for Orange County, which alleged, among other claims, the misappropriation of ARC trade secrets; namely, proprietary customer lists that were used to communicate with our customers in an attempt to unfairly acquire their business. In prior litigation with the competitor based on related facts, in 2007 the competitor entered into a settlement agreement and stipulated judgment, which included an injunction. We instituted this suit to stop the defendant from using similar unfair business practices against us in the Southern California market. The case proceeded to trial in May 2014, and a jury verdict was entered for the defendants. In August 2014, we filed a Notice of Appeal. Legal fees associated with the litigation totaled $0.3 million and $2.8 million for the three and nine months ended September 30, 2014, respectively.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income (loss) attributable to ARC to unaudited adjusted net income attributable to ARC
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net income (loss) attributable to ARC Document Solutions, Inc.	$3,661	$(450)	$9,602	$687
Loss on extinguishment of debt	347	262	347	262
Restructuring expense	11	657	765	1,765
Trade secret litigation costs	306	—	2,787	—
Income tax benefit related to above items	(258)	(359)	(1,519)	(790)
Deferred tax valuation allowance and other discrete tax items	(1,172)	685	(2,798)	1,073
Unaudited adjusted net income attributable to ARC Document Solutions, Inc.	$2,895	$795	$9,184	$2,997

Actual:
Earnings (loss) per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.08	$(0.01)	$0.21	$0.01
Diluted	$0.08	$(0.01)	$0.20	$0.01
Weighted average common shares outstanding:
Basic	46,338	45,976	46,195	45,880
Diluted	47,015	45,976	46,856	45,947

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.06	$0.02	$0.20	$0.07
Diluted	$0.06	$0.02	$0.20	$0.07
Weighted average common shares outstanding:
Basic	46,338	45,976	46,195	45,880
Diluted	47,015	46,487	46,856	45,947

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income (loss) attributable to ARC Document Solutions, Inc. shareholders to EBIT, EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net income (loss) attributable to ARC Document Solutions, Inc. shareholders	$3,661	$(450)	$9,602	$687
Interest expense, net	3,780	5,895	11,637	18,012
Income tax provision	659	790	1,930	1,946
EBIT	8,100	6,235	23,169	20,645
Depreciation and amortization	8,536	8,669	25,561	26,090
EBITDA	16,636	14,904	48,730	46,735
Loss on extinguishment of debt	347	262	347	262
Trade secret litigation costs	306	—	2,787	—
Restructuring expense	11	657	765	1,765
Stock-based compensation	956	728	2,618	2,049
Adjusted EBITDA	$18,256	$16,551	$55,247	$50,811

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Service Sales
Onsite services(1)	$34,950	$30,990	$100,442	$90,542
Traditional reprographics	28,196	28,907	86,702	88,981
Color	22,869	20,638	67,182	63,389
Digital	8,411	8,295	25,229	25,346
Total services sales	94,426	88,830	279,555	268,258
Equipment and supplies sales	12,381	12,422	36,607	37,652
Total net sales	$106,807	$101,252	$316,162	$305,910
(1) Represents work done at our customer sites, which includes Facilities Management ("FM") and Managed Print Services ("MPS").

Non-GAAP Financial Measures
EBIT, EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBIT represents net income before interest and taxes. EBITDA represents net income before interest, taxes, depreciation and amortization. EBIT margin is a non-GAAP measure calculated by dividing EBIT by net sales. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.
We present EBIT, EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBIT and EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. As a result, we believe EBIT is the best measure of operating segment profitability and the most useful metric by which to measure and compare the performance of our operating segments. We also use EBIT to measure performance for determining operating segment-level compensation and we use EBITDA to measure performance for determining consolidated-level compensation. In addition, we use EBIT and EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBIT, EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•	They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;

•	They do not reflect changes in, or cash requirements for, our working capital needs;

•	They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBIT, EBITDA, and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBIT, EBITDA and related ratios only as supplements. For more information, see our interim Condensed Consolidated Financial Statements and related notes on our 2014 third quarter report on Form 10-Q. Additionally, please refer to our 2013 Annual Report on Form 10-K.
Our presentation of adjusted net income and adjusted EBITDA over certain periods is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three and nine months ended September 30, 2014 and 2013 to reflect the exclusion of loss on extinguishment of debt, restructuring expense, trade secret litigation costs, and changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three and nine months ended September 30, 2014 and 2013. We believe these charges were the result of the current macroeconomic environment, our capital restructuring, or other items which are not indicative of our actual operating performance.
We presented adjusted EBITDA in the three and nine months ended September 30, 2014 and 2013 to exclude loss on extinguishment of debt, trade secret litigation costs, stock-based compensation expense, and restructuring expense. The adjustment of EBITDA for non-cash adjustments is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.

ARC Document Solutions Consolidated Statements of Cash Flows (In thousands) (Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Cash flows from operating activities
Net income (loss)	$3,620	$(328)	$9,538	$1,232
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Allowance for accounts receivable	197	105	444	551
Depreciation	7,039	7,059	21,063	21,034
Amortization of intangible assets	1,497	1,610	4,498	5,056
Amortization of deferred financing costs	190	270	587	831
Amortization of discount on long-term debt	207	168	656	500
Stock-based compensation	956	728	2,618	2,049
Deferred income taxes	2,100	182	6,272	918
Deferred tax valuation allowance	(1,615)	386	(4,652)	560
Restructuring expense, non-cash portion	—	70	—	363
Loss on early extinguishment of debt	347	262	347	262
Other non-cash items, net	(401)	(68)	(337)	(363)
Changes in operating assets and liabilities:
Accounts receivable	(930)	4,491	(8,424)	(7,358)
Inventory	(142)	441	(2,071)	721
Prepaid expenses and other assets	(946)	(1,102)	(309)	1,988
Accounts payable and accrued expenses	3,192	5,745	6,819	11,666
Net cash provided by operating activities	15,311	20,019	37,049	40,010
Cash flows from investing activities
Capital expenditures	(3,430)	(4,814)	(10,027)	(14,856)
Payments related to business acquisitions	—	—	(342)	—
Other	105	83	505	622
Net cash used in investing activities	(3,325)	(4,731)	(9,864)	(14,234)
Cash flows from financing activities
Proceeds from stock option exercises	191	—	1,201	—
Proceeds from issuance of common stock under Employee Stock Purchase Plan	17	4	65	13
Share repurchases, including shares surrendered for tax withholding	—	—	(151)	(90)
Proceeds from borrowings on long-term debt agreements	—	—	—	402
Payments of debt extinguishment costs	—	(66)	—	(66)
Early extinguishment of long-term debt	(5,000)	(7,000)	(12,500)	(7,000)
Payments on long-term debt agreements and capital leases	(5,497)	(2,988)	(16,437)	(9,395)
Net repayments under revolving credit facilities	(532)	(228)	(828)	(438)
Payment of deferred financing costs	—	—	(454)	—
Dividends paid to noncontrolling interest	(486)	(485)	(486)	(485)
Net cash used in financing activities	(11,307)	(10,763)	(29,590)	(17,059)
Effect of foreign currency translation on cash balances	(50)	152	(122)	316
Net change in cash and cash equivalents	629	4,677	(2,527)	9,033
Cash and cash equivalents at beginning of period	24,206	32,377	27,362	28,021
Cash and cash equivalents at end of period	$24,835	$37,054	$24,835	$37,054
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Capital lease obligations incurred	$5,506	$2,491	$14,909	$6,737
Contingent liabilities in connection with business acquisitions	$186	$—	$1,110	$—